Exhibit 3.1

CERTIFICATE OF FORMATION

OF

WILSON CONVERSION, INC.

The undersigned natural person of the age of at least eighteen years acting as incorporator of a corporation under the Texas Business Organizations Code (“TBOC”) does hereby adopt the following Certificate of Formation for such corporation.  This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

ARTICLE I
NAME

The name of the entity is WILSON CONVERSION, INC. (the “Corporation”).

ARTICLE II
TYPE OF ENTITY

The type of filing entity being formed is a Texas for-profit corporation.

ARTICLE III
DURATION

The period of its duration is perpetual.

ARTICLE IV
PURPOSE

The purpose for which this Corporation is formed is to engage in any lawful activity and business as from time to time determined by the Board of Directors.

ARTICLE V
INITIAL REGISTERED OFFICE AND AGENT

The street address of the entity’s initial registered office is 8121 Bee Caves Road, Austin, TX 78746, and the name of its initial registered agent at such address is Clark N. Wilson.

ARTICLE VI
ORGANIZER

The name and address of the organizer is:

Brannon F. Andrews
Andrews Kurth LLP
111 Congress, Suite 1700
Austin, TX 78704

ARTICLE VII
AUTHORIZED SHARES

(a)           Authorized Capital Stock. The authorized capital stock of the Corporation consists of One Hundred Ten Million (110,000,000) shares having a par value of one tenth of one cent ($.001) per share, divided into One Hundred Million (100,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock.

(b)            Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors thereof. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors’ Resolution”). The Directors’ Resolution as to any series shall (a) designate the series, (b) fix the dividend rate or method of determining the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, and any other conditions to such dividends, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up, or method of determining the same and (d) if the shares of such series may be redeemed, state the price or prices or rate or rates, and adjustments, or method of determining the same, if any, and the time or times, or method of determining the same, and the terms and conditions on which, the shares of such series may be redeemed. The Directors’ Resolution may (a) limit the number of shares of such series that may be issued, (b) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operation of any such fund, (c) deny or grant voting rights, full or limited, to the holders of shares of such series, (d) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (e) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (f) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be convertible into, or exchangeable for shares of any of the class or classes or of any other series of Preferred Stock or any other class or classes of stock, or the method of determining the same, and (g) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors and any voting power, designation, preference, right, qualification, limitation or restriction on the Preferred Stock, and any rate, condition or time for payment of dividends of the Preferred Stock, may be made dependent upon any fact which may be ascertained outside of these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends, if the manner in which a fact may operate upon the voting power, designation, preference, right, qualification, limitation or restriction, or the rate, condition or time of payment of such dividend, is stated in these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends.

(c)           Common Stock. Except as otherwise required by law, the Articles of Incorporation or as otherwise provided in any Director’s Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

(d)           Relative Ranking of Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolution or Resolutions.

(e)           Assessment of Shares. The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

(f)           Cumulative Voting. Unless expressly granted pursuant to any Directors’ Resolution with respect to holders of one or more series of Preferred Stock, cumulative voting by any shareholder is hereby denied.

ARTICLE VIII
GOVERNING BOARD

The members of the governing board of the Corporation are designated as Directors. The members of the Board of Directors will serve until his or her successor or successors are elected and qualified. The number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum, and the manner in which the number of directors may increased or decreased, shall be as provided in the bylaws of the Corporation. Elections of Directors need not be by written ballot except and to the extent required by the bylaws of the Corporation. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

The number of persons constituting the initial board of directors is five (5) and the names and addresses of the persons who are to serve as directors until the next annual meeting of shareholders or until (their) successor(s) are elected and qualified are:

Name	Address
Clark N. Wilson Victor Ayad Jay Gouline Sidney Christopher Ney Barry Williamson	c/o Green Builders, Inc. 8121 Bee Caves Road Austin, TX 78746

ARTICLE IX
SALE OF CORPORATION’S ASSETS

The Corporation may sell, lease or exchange all of the Corporation’s property and assets, including the Corporation’s good will and corporate franchises, upon the affirmative vote of a majority of the Board of Directors and no vote of the shareholders shall be required.

ARTICLE X
MEETINGS OF SHAREHOLDERS

An annual meeting of the shareholders shall be held at such times as may be stated or fixed in accordance with the bylaws.  Special meetings may only be called by the Corporation’s President or a majority of the Board of Directors or by the holders of at least fifty percent of the number of shares entitled to vote at such meeting.

ARTICLE XI
LIMITATION OF GOVERNING PERSONS’ LIABILITY

To the fullest extent permitted by applicable law, a governing person of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in such governing person’s capacity as a director.  This Article XI does not eliminate or limit the liability of a governing person to the extent such governing person is found liable under applicable law for (i) a breach of such governing person’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that (A) constitutes a breach of the duty of loyalty of the governing person to the organization, or (B) involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the governing person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties; or (iv) an act or omission for which the liability of a person is expressly provided for by statute.  If the Texas Business Organizations Code or any other statute is amended subsequently to the effective date of this Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of governing person, then the liability of a governing person of the Corporation shall be eliminated or limited to the full extent permitted by such statute, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a governing person of the Corporation existing at the time of such repeal or modification.

ARTICLE XII
INDEMNIFICATION

(a)           The Corporation shall indemnify and hold harmless the Directors (each, an “Indemnified Person”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, the Indemnified Person may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Corporation regardless of whether the Indemnified Person continues to be a director at the time any such liability or expense is paid or incurred.  The indemnification provided in this Article XII may not be made to or on behalf of any director if a final adjudication establishes that the Indemnified Person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law.

(b)           Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnified Person in defending any claim, demand, action, suit, or proceeding subject to this Article XII shall, from time to time, upon request by this Indemnified Person, be advanced by the Corporation prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Corporation if (i) a written affirmation by such Indemnified Person of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification under this Article XII, and (ii) a written undertaking, by or on behalf of such Indemnified Person, to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction that such indemnified person is not entitled to be indemnified as authorized by this Article XII or otherwise.

(c)           Any indemnification hereunder shall be satisfied only out of the assets of the Corporation, and the shareholders shall not be subject to personal liability by reason of these indemnification provisions.

(d)           An Indemnified Person shall not be denied indemnification in whole or in part under this Article XII or otherwise by reason of the fact that the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Certificate of Formation.

(e)           The provisions of this Article XII are for the benefit of the Indemnified Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other person(s) or entity(ies).

ARTICLE XIII
AMENDMENT OR REPEAL

The Corporation reserves the right to amend, alter, change or repeal any provisions of this Certificate of Formation in the manner now or hereafter prescribed by statute and all rights, except to the extent specifically provided for in Article XI above, conferred by this Certificate are granted subject to this reservation.

ARTICLE XIV
CREATION PURSUANT TO CONVERSION

The Corporation was incorporated pursuant to a plan of conversion whereby Wilson Holdings, Inc., a Nevada corporation (the “converting entity”), was converting into Wilson Conversion, Inc., a Texas corporation (the “converted entity”).  The converting entity was incorporated in Nevada on August 4, 1987.  The address of the converting entity is 8121 Bee Caves Road, Austin, TX 78746, which remained the address of the converted entity.

Dated as of the 3rd day of April, 2008.

WILSON HOLDINGS, INC., a Nevada Corporation

By:	/s/ Clark N. Wilson
Name: Clark N. Wilson
Title: President, Chief Executive Officer and Secretary